American Funds Developing World Growth and Income Fund
May 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$6,121
Class B*	$-
Class C	$129
Class F-1	$478
Class F-2	$3,502
Total	$10,230
Class 529-A	$109
Class 529-B*	$-
Class 529-C	$3
Class 529-E	$3
Class 529-F-1	$8
Class R-1	$2
Class R-2	$2
Class R-2E*	$-
Class R-3	$18
Class R-4	$23
Class R-5	$20
Class R-5E*	$-
Class R-6	$127
Total	$315
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0400
Class B	$0.0100
Class C	$0.0100
Class F-1	$0.0500
Class F-2	$0.0600
Class 529-A	$0.0400
Class 529-B	$0.0200
Class 529-C	$0.0100
Class 529-E	$0.0400
Class 529-F-1	$0.0500
Class R-1	$0.0100
Class R-2*	$-
Class R-2E	$0.0500
Class R-3	$0.0300
Class R-4	$0.0500
Class R-5	$0.0600
Class R-5E	$0.0600
Class R-6	$0.0600
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	146,315
Class B	34
Class C	12,460
Class F-1	9,782
Class F-2	64,010
Total	232,601
Class 529-A	2,737
Class 529-B	3
Class 529-C	427
Class 529-E	87
Class 529-F-1	190
Class R-1	163
Class R-2	677
Class R-2E	3
Class R-3	663
Class R-4	622
Class R-5	374
Class R-5E	1
Class R-6	2,490
Total	8,437
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$8.81
Class B	$8.79
Class C	$8.77
Class F-1	$8.81
Class F-2	$8.82
Class 529-A	$8.80
Class 529-B	$8.79
Class 529-C	$8.77
Class 529-E	$8.80
Class 529-F-1	$8.81
Class R-1	$8.78
Class R-2	$8.76
Class R-2E	$8.79
Class R-3	$8.79
Class R-4	$8.81
Class R-5	$8.82
Class R-5E	$8.80
Class R-6	$8.82
* Amount less than one thousand